Frisch's Reports Third Quarter Fiscal 2015 Results

CINCINNATI, April 8, 2015 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue of $47,073,000 during its fiscal 2015 third quarter ended March 10, 2015 (consisting of 12 weeks), a 4.2 percent increase from $45,161,000 as reported in the prior year's third quarter. Net earnings increased 43.1 percent in the third quarter to $2,338,000 ($0.45 diluted earnings per share (EPS)) up from $1,634,000 ($0.32 diluted EPS) in the comparable quarter last year.

Several factors contributed to the increase in net earnings. Operating income increased to $2,996,000, up from $1,090,000 in last year's third quarter. Leading the way was a same store sales increase of 4.8 percent on a 0.7 percent increase in customer counts. Improvements in food costs and payroll and related costs were also achieved during this year's third quarter, all of which resulted in an improvement of the restaurant operating margin to 12.1 percent compared to 7.9 percent in the prior year. In addition, the sales of certain excess properties were completed during the winter of 2015, which resulted in combined gains of $1,598,000.

Partly offsetting these advancements, however, were higher administrative costs driven principally by $1,730,000 in legal and audit costs associated with the forensic investigation of the previously disclosed embezzlement that was discovered in the quarter. In addition, this year's net earnings for the third quarter benefitted from an effective tax rate of 20.5 percent, well below 25.1 percent year-to-date. The lower tax rate for the third quarter resulted primarily from federal legislation that was enacted during the quarter to retroactively reinstate certain tax benefits commonly referred to as tax extenders.

Year-to-date revenue was $161,672,000 versus $155,614,000 in the prior year, a 3.9 percent increase, and year-to-date net earnings grew 25.4 percent to $7,425,000 ($1.45 diluted EPS) from $5,920,000, ($1.16 diluted EPS) in the prior year.

Craig F. Maier, President and Chief Executive Officer, said, "Our third quarter showed strong operating results on both the revenue and the cost side. New menu items and good third quarter growth on the drive-thru of 11.0 percent combined with better weather conditions in 2015 drove the revenue increase. On the cost side we are beginning to see some relief in beef prices from their historically high levels, which resulted in lower food cost in the quarter. Overall, we believe our business is in a strong position as we move into our fourth quarter."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 26 franchised Frisch's Big Boy restaurants that are operated by licensees.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

[See attached financial summary]

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
(In thousands, except per share data)

	40 weeks ended		12 weeks ended
	March 10,	March 4,	March 10,	March 4,
	2015	2014	2015	2014

Sales	$ 161,672	$ 155,614	$ 47,073	$ 45,161
Cost of sales
Food and paper	54,596	51,866	15,719	15,163
Payroll and related	55,779	55,399	16,535	16,679
Other operating costs	32,294	32,745	9,132	9,752
	142,669	140,010	41,386	41,594
Restaurant operating income	19,003	15,604	5,687	3,567
Administrative and advertising	12,288	9,352	4,603	2,770
Franchise fees and other revenue, net	(1,136)	(1,076)	(337)	(293)
(Gain) on sale of real property	(3,003)	(67)	(1,598)	-
Impairment of long-lived assets	653	-	23	-
Operating income	10,201	7,395	2,996	1,090
Interest expense	290	471	55	120
Earnings before income taxes	9,911	6,924	2,941	970
Income taxes	2,486	1,004	603	(664)
NET EARNINGS	$ 7,425	$ 5,920	$ 2,338	$ 1,634

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.45	$1.16	$.46	$.32
Diluted net earnings per share	$1.45	$1.16	$.45	$.32

Diluted average shares outstanding	5,135	5,097	5,146	5,111
Depreciation included above	$ 8,017	$ 8,160	$ 2,395	$ 2,497

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)

	March 10,	June 3,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and equivalents	$ 4,621	$ 1,124
Trade and other receivables	1,886	1,900
Inventories	6,113	5,637
Other current assets	3,766	4,653
	16,386	13,314

Property and equipment	102,359	104,862

Other assets
Goodwill & other intangible assets	771	773
Real property not used in operations	6,028	6,744
Other	3,584	3,261
	10,383	10,778

	$ 129,128	$ 128,954

Liabilities and shareholders' equity
Current liabilities
Long-term debt, current maturities	$ 822	$ 1,996
Accounts payable	7,009	7,594
Accrued and other expenses	9,671	9,319
	17,502	18,909

Long-term obligations
Long-term debt	1,453	4,737
Other long-term obligations	11,785	12,055
	13,238	16,792

Shareholders' equity	98,388	93,253

	$ 129,128	$ 128,954

CONTACT: Company Contact: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206, (513) 559-5200, www.frischs.com, investor.relations@frischs.com